Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Quartet Merger Corp. (a company in the development stage) (the “Company”) on Amendment No. 3 to Form S-1, File No. 333-191129, of our report dated August 2, 2013, except for Notes 1, 3, 6 and 7 as to which the date is October 3, 2013 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Quartet Merger Corp. (a company in the development stage) as of June 30, 2013 and for the period from April 19, 2013 (inception) through June 30, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
October 16, 2013